Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of First Merchants Corporation of our reports dated February 24, 2025, with respect to the consolidated financial statements of First Merchants Corporation and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
October 17, 2025